Filed Pursuant to Rule 433
Dated September 19, 2007
Registration Statement: No. 333-132807

GENERAL ELECTRIC CAPITAL CORPORATION

GLOBAL MEDIUM-TERM NOTES, SERIES A

(Senior Unsecured Fixed Rate Notes)
Issuer:	General Electric Capital Corporation
Ratings:	Aaa/AAA
Trade Date:	September 19, 2007
Settlement Date (Original Issue Date):	September 24, 2007
Maturity Date:	September 15, 2017
Principal Amount:	US $3,000,000,000
Price to Public (Issue Price):	99.663%
Agents Commission:	0.300%
All-in Price:	99.363%
Accrued Interest:	N/A
Net Proceeds to Issuer:	US $2,980,890,000
Treasury Benchmark:	4.750% due August 15, 2017
Treasury Yield:	4.520%
Spread to Treasury Benchmark:	Plus 1.150%
Reoffer Yield:	5.670%
Interest Rate Per Annum:	5.625%
Interest Payment Dates:	Semi-annually on the 15th of each March and September, commencing March 15, 2008 and ending on the Maturity Date

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Filed Pursuant to Rule 433
Dated September 19, 2007
Registration Statement: No. 333-132807

Day Count Convention:	30/360
Denominations:	Minimum of $1,000 with increments of $1,000 thereafter.
Call Notice Period:	None
Put Dates (if any):	None
Put Notice Period:	None
CUSIP:	36962G3H5
ISIN:	US36962G3H54
Common Code:	TBD

Plan of Distribution:

The Notes are being purchased by the underwriters listed below (collectively, the "Underwriters"), as principal, at 99.663% of the aggregate principal amount less an underwriting discount equal to 0.30% of the principal amount of the Notes.

Institution Lead Managers:	Commitment
Deutsche Bank Securities Inc.	$ 693,750,000
Lehman Brothers Inc.	$ 693,750,000
Merrill Lynch, Pierce, Fenner & Smith Incorporated	$ 693,750,000
Morgan Stanley & Co. Incorporated	$ 693,750,000

Co-Managers:
CastleOak Securities, L.P.	$ 96,000,000
Robert Van Securities, Inc.	$ 19,500,000
Samuel A. Ramirez & Co., Inc.	$ 30,000,000
The Williams Capital Group, L.P.	$ 45,000,000
Utendahl Capital Partners, L.P.	$ 34,500,000

Total	$ 3,000,000,000

The Company has agreed to indemnify the Underwriters against certain liabilities, including liabilities under the Securities Act of 1933, as amended.

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Filed Pursuant to Rule 433
Dated September 19, 2007
Registration Statement: No. 333- 132807

Additional Information:

General

At June 30, 2007, the Company had outstanding indebtedness totaling $461.381 billion, consisting of notes payable within one year, senior notes payable after one year and subordinated notes payable after one year. The total amount of outstanding indebtedness at June 30, 2007, excluding subordinated notes payable after one year, was equal to $456.421 billion.

Consolidated Ratio of Earnings to Fixed Charges

The information contained in the Prospectus under the caption "Consolidated Ratio of Earnings to Fixed Charges" is hereby amended in its entirety, as follows:

Year Ended December 31,					Six Months Ended
2002	2003	2004	2005	2006	June 30, 2007
1.43	1.77	1.87	1.70	1.64	1.44

For purposes of computing the consolidated ratio of earnings to fixed charges, earnings consist of net earnings adjusted for the provision for income taxes, minority interest and fixed charges.

Fixed charges consist of interest and discount on all indebtedness and one-third of rentals, which the Company believes is a reasonable approximation of the interest factor of such rentals.

CAPITALIZED TERMS USED HEREIN WHICH ARE DEFINED IN THE PROSPECTUS SUPPLEMENT SHALL HAVE THE MEANINGS ASSIGNED TO THEM IN THE PROSPECTUS SUPPLEMENT.

The Issuer has filed a registration statement (including a prospectus) with the SEC for the offering to which this communication relates. Before you invest, you should read the prospectus in that registration statement and other documents the Issuer has filed with the SEC for more complete information about the Issuer and this offering. You may get these documents for free by visiting the SEC Web site at www.sec.gov. Alternatively, the Issuer or the Underwriters participating in the offering will arrange to send you the prospectus if you request it by calling Deutsche Bank Securities Inc. at 1-800-503-4611, Lehman Brothers Inc. at 1-888-603-5847, Merrill Lynch, Pierce, Fenner & Smith Incorporated at 1-866-500-5408, Morgan Stanley & Co. Incorporated at 1-866-718-1649, or Investor Communications of the issuer at 1-203-357-3950.